UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

GTSI Corp.

Incorporated in Delaware

Commission File No. 0-19394

I.R.S. Employer Identification No. 54-1248422

3901 Stonecroft Boulevard

Chantilly, Virginia  20151-1010

(703) 502-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 10, 2006, GTSI Corp. (the “Company” or “GTSI”) and its wholly owned subsidiary Technology Logistics, Inc., GE Commercial Distribution Finance Corporation, SunTrust Bank, Wachovia Bank, N.A., and Manufacturers and Traders Trust Company (collectively, the “Lenders”) entered into a forbearance agreement (the “Forbearance Agreement”) in respect of the Company’s Credit Facilities Agreement, dated October 20, 2003, as amended (the “Credit Agreement”).  A copy of the Forbearance Agreement is attached as an Exhibit to this report.

As required by the Forbearance Agreement, the Company paid a $225,000 fee to the Lenders. In exchange for this fee and certain additional rights, the Lenders agreed, subject to the terms and conditions of the Forbearance Agreement, to forbear from exercising their rights and remedies against GTSI in respect of certain existing defaults under the Credit Agreement and to continue to advance funds to the Company until May 31, 2006, unless GTSI is in breach of the Credit Agreement at an earlier date.

Under the Forbearance Agreement, in addition to its obligations under the Credit Agreement, the Company agreed to; (i) provide increased access to its financial records to its Lenders; (ii) hire a financial advisor to evaluate the Company’s business plan; (iii) reduce the aggregate amount available for borrowing under the Credit Agreement; (iv) accept additional limitations on its borrowing activities; (v) increase the interest rate on borrowed funds; (vi) comply with increased business reporting requirements, and; (vii) supplement and revise financial covenants contained in the Credit Agreement.

The Company continues to pursue negotiations with several financial institutions seeking to secure alternative financing to replace the Credit Agreement to meet its short-term and long-term borrowing requirements. While there is no assurance, the Company expects to secure alternative financing to replace the Credit Agreement, which will terminate on May 31, 2006.

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On December 30, 2005, the Company issued a press release announcing that inventory valuation issues, primarily caused by enterprise resource planning software system problems, would result in an adjustment of the Company’s accounting reserve associated with the liquidation of excess and obsolete inventory, and that it would be necessary to determine if these inventory adjustments, which ranged from an estimated $4 million to $6 million, were applicable to prior periods.  The Company has determined that the cost basis of inventory should be reduced by approximately $5.6 million as of December 31, 2005. Of this adjustment, approximately $1.6 million is applicable to the quarter ended June 30, 2005, $0.4 million is applicable to the quarter ended September 30, 2005 and the $3.6 million balance is applicable to the quarter ended December 31, 2005. These reductions to the cost basis of inventory have a corresponding increase in the cost of sales for the related periods, thereby reducing net income.

As a result of testing of the internal controls over financial reporting and the year-end closing process, the Company’s officers concluded on March 14, 2006, that the Company’s unaudited consolidated financial statements included in the Company’s reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, as amended, should no longer be relied upon because of revenue recognition issues and the reduction in the cost basis of inventory mentioned above. The previously issued unaudited consolidated financial statements and other financial information for the quarterly periods ended  June 30, 2005 and September 30, 2005 will be restated in the Company’s Annual Report on  Form 10-K for the fiscal year ended December 31, 2005.

The Audit Committee and Management of the Company have discussed the matters referenced above, including the restatement of the Company’s unaudited condensed consolidated financial statements included in the Company’s Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, with the Company’s independent registered public accountants.

ITEM 8.01             OTHER EVENTS

As a result of the prior period adjustments discussed above in Item 4.02 and continued consideration of other accounting issues, the Company has determined that it will be unable to file its Annual Report on Form 10-K for the year ended December 31, 2005 on or before March 16, 2006. Consequently, the Company filed a Form 12b-25 on March 16, 2006 with the Securities and Exchange Commission to extend the time to file its Form 10-K for 2005 until March 31, 2006.

Attached as an Exhibit to this report is a copy of the Company’s press release dated March 16, 2006 announcing the Company’s entry into the Forbearance Agreement, the necessity to restate prior periods, and the Company’s filing of a Form 12b-25 to extend the time to file the Company’s 2005 on Form 10-K.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)  None.

(b)  None.

(c) Exhibits.

99.1         Forbearance Agreement in Regards to Credit Facilities Agreement dated as of February 28, 2006.

99.2         Press Release issued by GTSI Corp., dated March 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By:	/s/ Thomas A. Mutryn
Thomas A. Mutryn
Senior Vice President and CFO

Date: March 16, 2006